ESCROW AGREEMENT

        ESCROW AGREEMENT, dated as of April 1, 2002 (this "Escrow Agreement"), by and among the HPI Indemnifying Stockholders listed on Schedule I attached hereto (the "HPI Indemnifying Stockholders"), Lee Enterprises, Incorporated, a Delaware corporation (the "Purchaser"), and Wells Fargo Bank Iowa, N.A., a national banking corporation (the "Escrow Agent").

                                   WITNESSETH:

        WHEREAS, the HPI Indemnifying Stockholders and the Purchaser are parties to an Acquisition Agreement dated as of February 11, 2002 (the "Acquisition Agreement"), pursuant to which, among other things, the Purchaser is acquiring from the HPI Indemnifying Stockholders on the date hereof certain issued and outstanding shares of capital stock of Howard Publications, Inc., a Delaware corporation (the "Company"); and

        WHEREAS, the Acquisition Agreement requires the Purchaser to put into escrow pursuant to this Escrow Agreement the sum of $50,000,000 (the "Escrow Amount") to be held as security for the indemnification obligations of the HPI Indemnifying Stockholders to the Purchaser pursuant to Article 8 of the Acquisition Agreement; and

        WHEREAS, the parties to this Escrow Agreement have agreed upon and wish to set forth the terms and conditions with respect to the disposition of the Escrow Amount held by the Escrow Agent.

        NOW, THEREFORE, in consideration of the foregoing and for other good and
valuable  consideration,   the  receipt  and  sufficiency  of  which  is  hereby
acknowledged, the parties agree as follows:

        1. Definitions. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Acquisition Agreement, a conformed copy of which has been delivered to the Escrow Agent.

        2. Escrow Agent. The HPI Indemnifying Stockholders and the Purchaser hereby designate and appoint the Escrow Agent to serve in accordance with the terms, conditions and provisions of this Escrow Agreement, and the Escrow Agent hereby agrees to act as such, upon the terms, conditions and provisions provided in this Escrow Agreement.

        3. Deposit of Escrow Amount. On even date herewith, the Purchaser shall deposit with the Escrow Agent the Escrow Amount to be held in trust by the Escrow Agent for the benefit of the HPI Stockholders in a separate trust account (the "Escrow Account"), subject to the terms and provisions herein contained, and the Escrow Agent shall promptly acknowledge receipt of such deposit to the Purchaser and the HPI Indemnifying Stockholders. Subject to the right of the Escrow Agent to resign as hereinafter provided, the Escrow Agent shall hold the Escrow Amount placed in the Escrow Account, which shall not be disbursed except as herein provided. The Escrow Amount shall be held by Escrow Agent as a trust fund and such funds shall be maintained free of any lien or attachment of any creditor of either party hereto and shall be used solely for the purposes and subject to the conditions set forth herein.

        4. Release of the Escrow Amount. The Escrow Amount shall be used only to satisfy the indemnification obligations of the HPI Indemnifying Stockholders under Article 8 of the Acquisition Agreement. As between the HPI Indemnifying Stockholders and the Purchaser, the rights of, in and to the Escrow Amount shall be governed by the Acquisition Agreement. The Escrow Agent shall release from escrow hereunder and disburse the Escrow Amount only in accordance with the provisions of this Section 4 set forth below.

        (a) Purchaser Indemnity Claims. Upon the occurrence of an event which the Purchaser in good faith asserts constitutes an event for which the HPI Indemnifying Stockholders would be required to indemnify or make any payment to the Purchaser pursuant to Article 8 of the Acquisition Agreement (a "Purchaser Indemnity Claim"), whether paid or payable to the Purchaser or any third party, the Purchaser shall furnish written notice of such event (the "Indemnity Notice") to the HPI Indemnifying Stockholders and the Escrow Agent promptly (and in any event within the time period specified in Section 8.3(a) of the Acquisition Agreement), setting forth the Purchaser's then good-faith estimate of the reasonably foreseeable amount of the Purchaser Indemnity Claim, and shall immediately make available to the HPI Indemnifying Stockholders all relevant information related to such Purchaser Indemnity Claim and which is in the possession of the Purchaser or its Affiliates or representatives. Such Indemnity Notice shall set forth in reasonable detail the facts upon which the Purchaser Indemnity Claim is based as well as the specific provisions in the Acquisition Agreement that entitle the Purchaser to indemnification.

        (b) Purchaser Indemnity Claims Not Disputed by the HPI Stockholders Representative. If, within twenty (20) Business Days after receipt of the Indemnity Notice, the HPI Stockholders Representative does not give the notice provided for in paragraph (c) of this Section 4, the Purchaser shall be entitled to make a written demand upon the Escrow Agent (a copy of which shall be provided to the HPI Stockholders Representative) that it retain for future return to the Purchaser as and when the amount is finally determined, if the amount is not then determined, or that it then disburse, within two (2) Business Days of its receipt of such demand, to the Purchaser, if the amount has then been finally determined, the full amount set forth in the Indemnity Notice (up to the entire Escrow Amount).

        (c) Purchaser Indemnity Claims Disputed by the HPI Stockholders Representative in Whole. If the HPI Stockholders Representative disputes either the Purchaser Indemnity Claim described in the Indemnity Notice or the amount the Purchaser seeks as indemnity on account of such Purchaser Indemnity Claim, the HPI Stockholders Representative shall, within twenty (20) Business Days after its receipt of the Indemnity Notice, provide written notice to the Escrow Agent and the Purchaser of such dispute, setting forth the basis therefor in reasonable detail, based on its then good-faith belief. In the event the HPI Stockholders Representative disputes the entire Purchaser Indemnity Claim, the Escrow Agent shall not distribute any amount with respect thereto until the Escrow Agent receives joint written instructions signed by the HPI Stockholders Representative and the Purchaser stating the amount to which the Purchaser is entitled in connection with such Purchaser Indemnity Claim, or a copy of an order of any federal or state court sitting in Illinois (in any such case, the "Court"), together with a joint written statement from Purchaser and HPI Stockholders Representative that such order has become final and not subject to appeal and has been certified by the clerk of such Court or other appropriate official (collectively a "Final Judgment"), at which time the Escrow Agent shall disburse, within two (2) Business Days of its receipt of such joint written instructions or Final Judgment, to the Purchaser the amount set forth in such joint written instructions or Final Judgment.

        (d) Purchaser Indemnity Claims Disputed by the HPI Stockholders Representative in Part. In the event the HPI Stockholders Representative disputes part of, but not all of, a Purchaser Indemnity Claim, the Escrow Agent shall, if the amount is undetermined, retain for future remittance to the Purchaser, or, if the amount is finally determined, remit, within two (2) Business Days of its receipt of the joint written instructions referred to in subparagraph (c) above or of a Final Judgment to the Purchaser, the amount attributable to that portion of the Purchaser Indemnity Claim which is not disputed by the HPI Stockholders Representative up to the entire Escrow Amount. The Escrow Agent shall not otherwise distribute any amount with respect to the balance of such Purchaser Indemnity Claim except in accordance with the procedures set forth in subparagraph (c) of this Section 4.

        (e) Six-Month Reduction. On the date that is six (6) days after the six-month anniversary of the Closing Date, the balance of the Escrow Amount on such date shall be reduced to $35,000,000 (the "First Reduced Escrow Amount"), unless on or prior to such date there are any unresolved Purchaser Indemnity Claims for an amount, in the aggregate, that would exceed the then- contemplated First Reduced Escrow Amount, in which case the Escrow Amount shall not be so reduced. As unresolved Purchaser Indemnity Claims are resolved, the Escrow Amount shall be reduced but not below the First Reduced Escrow Amount. Any undisputed amounts in excess of the First Reduced Escrow Amount shall be released from the provisions of this Escrow Agreement and distributed promptly by the Escrow Agent to the HPI Indemnifying Stockholders in the proportions set forth on Schedule I attached hereto; provided, however, that the amount that otherwise would be so released and distributed shall be reduced by the Tax
Make-Whole Amount (as defined in Section 7(b) hereof), and at the time it otherwise would be so distributed, the Tax Make-Whole Amount shall be released to the Purchaser.

        (f) Eighteen-Month Reduction. On the date that is the eighteen-month anniversary of the Closing Date, the balance of the Escrow Amount on such date shall be reduced to $15,000,000 (the "Second Reduced Escrow Amount"), unless on or prior to such date there are any unresolved Purchaser Indemnity Claims for an amount, in the aggregate, that would exceed the Second Reduced Escrow Amount, in which case the Escrow Amount shall not be so reduced below the amount of unresolved Purchaser Indemnity Claims. As unresolved Purchaser Indemnity Claims are resolved, the Escrow Amount shall be reduced but not below the Second Reduced Escrow Amount. Any undisputed amounts in excess of the Second Reduced Escrow Amount shall be released from the provisions of this Escrow Agreement and distributed promptly by the Escrow Agent to the HPI Indemnifying Stockholders in the proportions set forth on Schedule I attached hereto; provided, however, that the amount that otherwise would be so released and distributed shall be reduced by the Tax Make-Whole Amount (as defined in Section 7(b) hereof), and at the time it otherwise would be so distributed, the Tax Make-Whole Amount shall be released to the Purchaser.

        (g) Escrow Amount Expiration. (i) On or prior to the date that is the third anniversary of the Closing Date (the "Expiration Date"), the Purchaser shall furnish notice (the "Withholding Notice") to the Escrow Agent and the HPI Indemnifying Stockholders of the amount, if any, to be retained on account of Purchaser Indemnity Claims for which an Indemnity Notice has been provided pursuant to this Section 4 and that have not been resolved or payment made with respect thereto. Upon the receipt by the Escrow Agent of the Withholding Notice, the Escrow Agent shall retain the amount set forth in the Withholding Notice. In the event the Purchaser does not timely provide the Withholding Notice, the remaining funds held in the Escrow Account shall be distributed by the Escrow Agent to the HPI Indemnifying Stockholders in accordance with, and to the extent provided in, clause (ii) below.

        (ii) As soon as practicable following the Expiration Date, the balance, if any, of the funds that would otherwise remain in the Escrow Account after deduction of funds to be withheld pursuant to the provisions of clause (i) above, shall be released from the provisions of this Escrow Agreement and distributed promptly by the Escrow Agent to the HPI Indemnifying Stockholders in the proportions set forth on Schedule I attached hereto; provided, however, that the amount that otherwise would be so released and distributed shall be reduced by the Tax Make-Whole Amount (as defined in Section 7(b) hereof), and at the time it otherwise would be so distributed, the Tax Make-Whole Amount shall be released to the Purchaser.

        (iii) Upon receipt of the Withholding Notice, the Escrow Agent shall continue to hold after the Expiration Date, with respect to each Purchaser Indemnity Claim included in such Withholding Notice, the amount specified by such notice until such time as the Escrow Agent receives joint written instructions signed by the HPI Stockholders Representative and the Purchaser stating the amount, if any, to which the Purchaser is entitled to receive from the Escrow Account in connection with such Purchaser Indemnity Claim, or a copy of a Final Judgment with respect to such Purchaser Indemnity Claim, at which time the Escrow Agent shall remit, within two (2) Business Days of its receipt of such joint written instructions or Final Judgment, to the Purchaser, with respect to such Purchaser Indemnity Claim, the amount specified in such written instructions or Final Judgment, and shall distribute to the HPI Indemnifying Stockholders such funds, if any, which the Escrow Agent continued to hold after the Expiration Date pursuant to clause (i) above by reason of such Purchaser Indemnity Claim and which is in excess of the amount so distributed to the Purchaser with respect thereto; provided, however, that, to the extent the distribution of such excess funds from the Escrow Account to the HPI Indemnifying Stockholders would cause the funds remaining in the Escrow Account after such distribution to fall below the amount (as stipulated in the
Withholding Notice) of all still-unresolved Purchaser Indemnity Claims identified in the Withholding Notice, such funds shall be retained by the Escrow Agent in the Escrow Account and shall be available for distribution to the Purchaser upon the resolution of any unresolved Purchaser Indemnity Claims, and such funds shall not be distributed to the HPI Indemnifying Stockholders until such time, if any, as such distribution can be made without causing the funds remaining in the Escrow Account to fall below the amount of all remaining unresolved Purchaser Indemnity Claims identified in the Withholding Notice.

        5. Termination of Escrow Agreement. Upon payment and delivery by the Escrow Agent of the entire balance of the cash in the Escrow Account as provided above, or upon resignation of the Escrow Agent as provided below, this Escrow Agreement shall terminate and the Escrow Agent shall be discharged from all duties and liabilities hereunder.

        6. Investment of Escrow Amount. Upon receipt of any deposit pursuant to this Escrow Agreement, Escrow Agent shall invest said deposit in accordance with written direction from the HPI Stockholders Representative. If no investment direction is received, Escrow Agent shall invest any moneys held in the Escrow Account from time to time in the Wells Fargo 100% Treasury or Wells Fargo Government Service Money Market funds.

        7. Investment Income. (a) All income, interest, increments and gains of all kinds from the Escrow Amount or other amounts held in the Escrow Account ("Earnings") shall be held in the Escrow Account applicable to such amount to be released in accordance with Section 4 above, as applicable, it being understood that upon such release said Earnings shall be paid to the HPI Indemnifying Stockholders or the Purchaser, as applicable, in proportion to the amount, if any, of the Escrow Amount to be paid to them. The Purchaser shall be solely responsible for all Taxes in respect of any Earnings and all tax reporting filed by the Escrow Agent shall name Purchaser as the recipient of any Earnings for tax reporting purposes. The Purchaser agrees to treat all amounts held in the Escrow Account, unless and until such amounts are distributed to the HPI Indemnifying Stockholders under Section 5 (or, in the case of Earnings, this Section 7), as owned by the Purchaser for all income and other Tax purposes. For all Tax purposes, the HPI Indemnifying Stockholders and Purchaser hereto agree to treat each distribution to the HPI Indemnifying Stockholders under Section 5 (or, in the case of Earnings, this Section 7), as an adjustment to the purchase price paid by the Purchaser for the HPI Common Stock in the Stock Purchase (except to the extent treated as imputed interest for such purposes). The HPI Indemnifying Stockholders and Purchaser hereto intend that payments to the HPI
Indemnifying Stockholders hereunder shall be treated for federal income Tax purposes as consisting in part as imputed interest (or original issue discount) deductible by the Purchaser and includible in income by the HPI Indemnifying Stockholders (in each case, in the year of payment) using, to the extent applicable, the concepts of Section 1272 through 1275 and Section 483 of the Code and applicable Treasury Regulations (the "Intended Tax Treatment"). The Purchaser and the HPI Indemnifying Stockholders will take no position for tax purposes inconsistent therewith, and, each party agrees that it will report such imputed interest in accordance with the Intended Tax Treatment.

        (b) If with respect to a distribution (if any) to the HPI Indemnifying Stockholders pursuant to Section 4 hereof there is a final determination (as described below) that the Purchaser is not entitled to such deduction in accordance with the Intended Tax Treatment, then the Tax Make-Whole amount referred to in Section 4 shall equal thirty-nine percent (39%) times the excess of the amount of imputed interest that was intended to be deductible over the amount of imputed interest for which the Purchaser is entitled to claim a deduction. A final determination means either an opinion by tax counsel, selected by Purchaser and reasonably acceptable to HPI Indemnifying Stockholders, stating that there is no "substantial authority" (as determined under Section 6662 of the Code) supporting such deduction, or a final and binding determination by an administrative body or court concluding that Purchaser is not entitled to such deduction. Any disputes regarding the calculation of the amount described in the first sentence of this subparagraph
(b) shall be made by an accounting firm mutually acceptable to the Purchaser and the HPI Stockholders Representative. The Purchaser and the HPI Stockholders Representative shall promptly notify the Escrow Agent when the final determination is made of the Tax Make-Whole amount, if any, to be paid by the Escrow Agent to the Purchaser.

        8. Responsibilities of the Escrow Agent. (a) The Escrow Agent shall have no duties nor responsibilities except those expressly set forth herein. The Escrow Agent shall have no responsibility for the validity, performance or interpretation of any agreements referred to in this Escrow Agreement. The Escrow Agent's liability is limited to bad faith, willful misconduct or gross negligence on its part. The Escrow Agent shall be protected in acting upon any certificate, notice or other instrument whatsoever received by it under this Escrow Agreement, not only as to its due execution and validity, but also as to the truth of the information contained therein which the Escrow Agent in good faith believes to be genuine.

        (b) The Escrow Agent is acting only with respect to the Escrow Amount. If any controversy arises involving any party to this Escrow Agreement as to any matter arising out of or relating to this Escrow Agreement, the Escrow Agent shall not be required to determine same and shall have the right to cease any disbursement of the Escrow Amount or any portion thereof, but in such event the Escrow Agent shall retain the same until receipt by the Escrow Agent (i) of joint instructions in writing, signed by the HPI Stockholders Representative and the Purchaser, directing the disposition of the Escrow Amount in question, or
(ii) of a Final Judgment providing for the disposition of the Escrow Amount in question.

        (c) In the event of any uncertainty of the Escrow Agent as to its duties or rights hereunder or any receipt of instructions from any of the undersigned relating to any Escrow Account which, in the opinion of the Escrow Agent, conflicts with any of the provisions of this Escrow Agreement, the Escrow Agent may refrain from any action until directed otherwise in joint writing by the HPI Stockholders Representative and the Purchaser or a Final Judgment. This Escrow Agreement sets forth the entire agreement among the parties hereto and the Escrow Agent as escrow agent. Notwithstanding any provision to the contrary in any other agreement (excluding any amendment to this Escrow Agreement) between the parties hereto, the Escrow Agent shall have no interest in any Escrow Amount except as provided in this Escrow Agreement. The terms of this Escrow Agreement shall govern and control in all respects in the event of any conflicts or inconsistent provisions in any other agreement (excluding any amendment to this Escrow Agreement).

        (d) The Escrow Agent shall not be obligated to risk its own funds in the administration of any Escrow Account. The Escrow Agent need not take any action under this Escrow Agreement which may involve it in the expense or liability until indemnified by the HPI Indemnifying Stockholders and the Purchaser pursuant to Section 11 hereof for any expense or liability it reasonably believes it may incur.

        (e) Any recitals contained in this Escrow Agreement shall be deemed to be those of the HPI Indemnifying Stockholders and the Purchaser and not those of the Escrow Agent.

        (f) The Escrow Agent may engage legal counsel to review this Escrow Agreement and any question as to any of the provisions hereof or its duties hereunder, and the Escrow Agent shall not be liable for any act or omission taken or suffered pursuant to the opinion of such counsel, so long as such action or conduct does not constitute gross negligence or willful misconduct on the part of the Escrow Agent. The reasonable fees and expenses of such counsel shall be deemed to be a proper expense and shall be added to and be a part of the Escrow Agent's fee hereunder.

        (g) Unless specifically required by the terms of this Escrow Agreement, the Escrow Agent shall not take notice of or enforce any other document or relationship, including, without limiting the generality of the foregoing, any contract, settlement, arrangement, plan, assignment, pledge, release, decree or the like, and its duties shall be solely as set forth in this Escrow Agreement.

        (h) As promptly as practicable following the disbursement of any funds of any Escrow Account, the Escrow Agent shall send a written statement to each of the HPI Stockholders Representative and Purchaser stating the amount of the disbursement and the amounts remaining in the Escrow Account.

        9. Amendment and Cancellation. The Escrow Agent shall not be bound by any cancellation, waiver, modification, rescission or amendment of this Escrow Agreement, including the transfer of any interest hereunder, unless such modification is in writing and signed by the HPI Stockholders Representative and the Purchaser and, if the duties of the Escrow Agent hereunder are affected, unless the Escrow Agent also shall have given its written consent thereto.

        10. Resignation. The Escrow Agent shall have the right, in its discretion, to resign as agent and escrowee hereunder at any time by giving at least thirty (30) days' prior written notice of such resignation to the HPI Indemnifying Stockholders and the Purchaser. In such event, the HPI Indemnifying Stockholders and the Purchaser will promptly select another bank having capital, surplus and undivided profits of not less than $1,000,000,000, which bank will be appointed as successor Escrow Agent, and will enter into an agreement with such other bank in substantially the form of this Escrow Agreement. Resignation by the Escrow Agent and acceptance by a substitute of its duties hereunder shall relieve the Escrow Agent of any responsibility or duty thereafter arising hereunder, but shall not relieve the Escrow Agent of responsibility to account to the HPI Indemnifying Stockholders and the Purchaser for funds received by the Escrow Agent from the Purchaser prior to the effective date of such resignation. If a successor Escrow Agent hereunder shall not have been selected, as aforesaid within the aforesaid 30-day period, the Escrow Agent shall be entitled to petition the Court for the appointment of a successor for it hereunder or, in the alternative, it may transfer and deliver the funds deposited in the Escrow Account to or upon the order of the Court. The Escrow Agent shall be discharged from all further duties hereunder upon acceptance by the substitute of its duties hereunder or upon transfer and delivery of the funds in the Escrow Account to or upon an order of the Court.

        11. Fees. The Purchaser and the HPI Indemnifying Stockholders shall pay the Escrow Agent compensation (as payment in full) for the services to be rendered by the Escrow Agent hereunder in accordance with the Fee Schedule attached hereto and agree to reimburse the Escrow Agent for all reasonable expenses, disbursements and advances incurred or made by the Escrow Agent in performance of its duties hereunder (including reasonable fees, expenses and disbursements of its counsel). Any such compensation, reimbursements and indemnification to which the Escrow Agent is entitled shall be borne 50% by the Purchaser and 50% by the HPI Indemnifying Stockholders.

        12. Payments. If at any time the Escrow Agent is required to distribute or pay over any amounts held by or received by it under any of the provisions of this Escrow Agreement, such distribution and payment shall be effected in the appropriate amount in cash by wire transfer in immediately available funds to such account or accounts designated by the recipient of the Escrow Account.

        13. Notices. All notices and other communications hereunder and disbursements required pursuant hereto shall be addressed to the Escrow Agent, the HPI Indemnifying Stockholders, the HPI Stockholders Representative and the Purchaser respectively, as follows:

        If to the Escrow Agent:

                           Wells Fargo Bank Iowa, N.A.
                           Corporate Trust Services
                           MAC N8200-034
                           666 Walnut St., P.O. Box 837
                           Des Moines, IA  50304-0837
                           Attn: Carol Fisher
                           Telephone: (515) 245-3246
                           Facsimile: (515) 245-8532

        If  to  the  HPI  Indemnifying  Stockholders  or  the  HPI  Stockholders
Representative:

                           Howard Energy Co., Inc.
                           13561 West Bay Shore, Suite 3000
                           Traverse City, MI  49684
                           Attn:  Gregory Blanche
                           Telephone:  (231)995-7850
                           Facsimile:  (231)941-0338

        with copies to:

                           Sidley Austin Brown & Wood
                           Bank One Plaza
                           10 S. Dearborn Street
                           Chicago, IL  60603
                           Attn:  Frederick C. Lowinger, Esq.
                           Telephone:  (312) 853-7238
                           Facsimile:   (312) 853-7036

                           - and -

                           Betts, Patterson & Mines, P.S.
                           One Convention Place, Suite 1400
                           701 Pike Street
                           Seattle, WA  98101-3927
                           Attn:  Gary A. Bergquist
                           Telephone No.:  (206) 268-8662
                           Facsimile No.:  (206) 343-7053


        If to the Purchaser:

                           Lee Enterprises, Incorporated
                           400 Putnam Building
                           215 N. Main St.
                           Davenport, IA  52801
                           Attn:  Mary E. Junck, Chairman, President and CEO
                           Telephone:  (563)383-2154
                           Facsimile:   (563)383-9608

        with a copy to:

                           Lane & Waterman
                           220 N. Main St., Suite 600
                           Davenport, IA  52801
                           Attn:  C. Dana Waterman III, Esq.
                           Telephone:  (563)333-6608
                           Facsimile:   (563)324-1616

        All notices and other communications required or permitted under this Escrow Agreement shall be in writing and shall be deemed given (a) when delivered personally, (b) on the third Business Day after being mailed by certified mail, return receipt requested, (c) the next Business Day after delivery to a recognized overnight courier, or (d) upon transmission and confirmation of receipt by a facsimile operator if sent by facsimile (and shall also be transmitted by facsimile to the Persons receiving copies thereof), to the parties at the above addresses or facsimile numbers (or to such other address and facsimile number as a party may have specified by notice given to the other party pursuant to this provision).

        14. Parties in Interest. This Escrow Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns. Nothing in this Escrow Agreement, express or implied, shall give to anyone, other than the parties hereto and their respective permitted successors and assigns, any benefit, or any legal or equitable right, remedy or claim, under or in respect of this Escrow Agreement or the escrow contemplated hereby. The Purchaser may assign this Agreement or any or all rights or obligations hereunder to any wholly-owned corporate subsidiary of the Purchaser formed under the laws of any state in the United States of America. Upon any such permitted assignment, the references in this Agreement to the Purchaser shall also apply to any such assignee unless the context otherwise requires. The interest of an HPI Indemnifying Stockholder under this Escrow Agreement shall be nontransferable except by operation of law.

        15. Captions. The section and paragraph captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Escrow Agreement.

        16. Execution by Escrow Agent. The execution of this Escrow Agreement by the Escrow Agent shall constitute a receipt for the Escrow Amount and shall evidence its acceptance and agreement to the terms hereof.

        17. Indemnification of Escrow Agent. The HPI Indemnifying Stockholders and the Purchaser jointly and severally agree to hold the Escrow Agent harmless and to indemnify the Escrow Agent against any loss, liability, claim or demand arising out of or in connection with the performance of its obligations in accordance with the provisions of this Escrow Agreement including, without limitation, any tax penalty or other tax-related liability incurred by the Escrow Agent in connection with the tax treatment and tax reporting contemplated in Section 7 hereto, except for gross negligence, bad faith or willful misconduct of the Escrow Agent. The foregoing indemnities in this Section 17 shall survive termination of this Escrow Agreement.

        18. Governing Law. This Escrow Agreement shall be construed and enforced in accordance with the laws of the State of Illinois.

        19. Counterparts. This Escrow Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Escrow Agreement shall become effective immediately upon the exchange of executed signature pages, which may be by facsimile.

        20. Set-Off. The Escrow Agent waives any right, arising at law or otherwise, to set off or to appropriate and apply any and all amounts at any time held or owing by the Escrow Agent hereunder to or for the credit or the account of any of the parties hereto against or on account of any obligation or liability of any or the parties hereto to the Escrow Agent whether or not arising under this Escrow Agreement.

        IN WITNESS WHEREOF, the parties hereunder have duly caused this Escrow Agreement to be executed as of the date and year first above written.

WELLS FARGO BANK IOWA, N.A.           LEE ENTERPRISES, INCORPORATED

By: /s/ Leigh McVicker                By: /s/ Carl G. Schmidt
    -----------------------------        ---------------------------------------
    Leigh McVicker                       Carl G. Schmidt
    Vice President                       Vice President, Chief Financial Officer
                                         and Treasurer

                                      HOWARD PUBLICATIONS, INC.

                                      By: /s/ William E. Howard
                                          --------------------------------------
                                          William E. Howard
                                          President


HPI INDEMNIFYING STOCKHOLDERS

/s/ Robert S. Howard                      /s/ Thomas W. Howard
-----------------------------------       --------------------------------------
Robert S. Howard                          Thomas W. Howard

/s/ David B. Howard                       /s/ William E. Howard
-----------------------------------       --------------------------------------
David B. Howard                           William E. Howard

/s/ Andrea H. Palmer
-----------------------------------
Andrea H. Palmer

                                   Schedule I

HPI Indemnifying Stockholders                        Indemnification Proportions

Robert S. Howard                                                44%

David B. Howard                                                 15%

Thomas W. Howard                                                14%

William E. Howard                                               13%

Andrea H. Palmer                                                14%

                                    EXHIBIT A

                           WELLS FARGO BANK IOWA, N.A.

                            CORPORATE TRUST SERVICES

                                SCHEDULE OF FEES

                            FOR ESCROW AGENT SERVICES

INITIAL:                                                                  $  500

Initial Fees include creation and examination of the Escrow Agreement; acceptance of the Escrow appointment; setting up of an Escrow Account and accounting records; and the coordination of receipt of funds for deposit to the Escrow Account. Initial Fee is payable at the time of execution of the Escrow Agreement.

ANNUAL ADMINISTRATION:                                                    $1,500

For ordinary services of the Escrow Agent, including normal administration of the Escrow Account. Ordinary services include: daily routine account management; cash transaction processing, including wires and check processing (per the schedule indicated below); disbursement of funds in accordance with the Agreement; and trust account statements sent to applicable parties. Payable annually in advance (except for transaction costs as detailed below). This fee will not be prorated in case of early termination. The annual administration fee does not include fees for unusual or extraordinary services which will be passed through to the parties as an extraordinary expense. Tax reporting is included. All fees shall be received prior to closing of the Escrow Account.

TRANSACTION FEES:

These fees will accrue in addition to the ordinary annual administrative charge, billed annually in arrears.

    For cash disbursement in excess of 1 per month                      $25 each

    Purchase, sale or maturity of securities
    (No fees will be incurred for investment in, or sale from a
    Wells Fargo sweep fund).                                            $25 each



                   THIS SCHEDULE IS SUBJECT TO PERIODIC REVIEW